EXHIBIT 99.1

Investor Relations:

Kim Rogers

Hayden IR

(385) 831-7337

kim@haydenir.com

PCM REPORTS RECORD FIRST QUARTER 2018 RESULTS

Net Sales Grew 4% to a First Quarter Record $542.8 Million

Gross Profit Margin Improves 40 Basis Points to a Record 15.4%

Sales of Services Increased 22% to $45 Million

El Segundo, California — April 25, 2018 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the first quarter of 2018.

First Quarter Consolidated Financial Summary

	Three Months Ended March 31,
(in millions, except per share data)	2018	2017	% Change
Net Sales	$542.8	$522.8	4
Gross Profit	83.6	78.5	6
Gross Profit Margin	15.4%	15.0%	40	bp
Consolidated SG&A	$77.4	$73.8	5
Operating Profit	6.2	4.7	32
Net Income	2.8	4.2	(33)
Non-GAAP Net Income	4.2	3.6	15

EBITDA	10.0	8.4	20
Adjusted EBITDA	11.0	9.7	14

Diluted Earnings per Share	0.23	0.31	(26)
Adjusted Diluted Earnings per Share	0.34	0.27	26

Frank Khulusi, Chairman and CEO of PCM, Inc., stated, “This is a strong start to the year, with record first quarter revenues, gross margin and operating profit achieved through increased performance in the areas of our business where we have made significant investments and aligned our resources. The success of our strategy is evidenced by the 22% increase in services sales, improving our services mix to over 8% of net sales, which helped drive the gross margin gains in the quarter. Our new UK business also delivered strong performance and achieved near break-even results less than one year after its launch. All of these accomplishments, combined with restrained spending drove significant improvement in our operating profit. We continue to execute on our strategies to increase contributions from our higher value-added services and solutions and expand our international presence.”

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Commenting on PCM’s outlook, Mr. Khulusi concluded, “We are tracking to a record year in sales, gross profit and adjusted EPS for 2018, as we begin reaping the benefits of our 2017 investments in security, cloud, hybrid data center and managed services. We are reiterating our 2018 guidance for non-GAAP earnings per share to be in a range of $2.00 - $2.10 per share, including the results of our UK segment, which we anticipate being profitable for the full year of 2018. Giving effect to the new revenue standard, which is being reflected in our guidance for the first time, and that some of our highest growing areas of the business such as security are now reported on a net basis, we expect our full year 2018 growth will be approximately 4%. We are also raising our gross margin guidance from approximately 15% to a range of 15.0% - 15.5% for the full year. Further, given the seasonality of our state, local and educational component of our public sector business, and given the historic strength of netted down revenue in the second quarter, among other factors, we expect revenue growth in the third and fourth quarter to exceed that of the second quarter.”

New Accounting Standard

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which, along with amendments issued in 2015 and 2016, replaced most existing revenue recognition guidance under GAAP and eliminate industry specific guidance. The core principle of the new guidance is that an entity should recognize revenue for the transfer of goods and services equal to an amount it expects to be entitled to receive for those goods and services. We adopted the guidance on January 1, 2018 using the full retrospective method, which resulted in adjustments to our consolidated statement of operations and consolidated statement of cash flows for the three months ended March 31, 2017 presented herein.

First Quarter Segment Sales Summary

	Three Months Ended March 31,
	2018			2017
(in thousands)	Net Sales	Percentage of Total Net Sales		Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$414,731	76%		$407,520	78%	$7,211	2%
Public Sector	56,062	10		66,606	13	(10,544)	(16)
Canada	54,120	10		48,660	9	5,460	11
United Kingdom	18,073	3		—	—	18,073	NM (1)
Corporate & Other	(154)	—		(26)	—	(128)	NM (1)
Consolidated	$542,832	100	%(2)	$522,760	100%	$20,072	4%

(1)	Not meaningful.
(2)	Does not foot due to rounding.

Results of Operations

Net Sales

Consolidated net sales were $542.8 million in the three months ended March 31, 2018 compared to $522.8 million in the three months ended March 31, 2017, an increase of $20.0 million or 4%. Consolidated sales of services were $45.0 million in the three months ended March 31, 2018 compared to $36.8 million in the three months ended March 31, 2017, an increase of $8.2 million, or 22%, and represented 8% and 7% of consolidated net sales in the three months ended March 31, 2018 and 2017, respectively. Consolidated net sales growth primarily resulted from an $18.1 million increase in sales made in our new United Kingdom segment, but was negatively impacted by an $18.0 million increase in sales reported on a net basis.

Commercial net sales were $414.7 million in the three months ended March 31, 2018 compared to $407.5 million in the three months ended March 31, 2017, an increase of $7.2 million or 2%. Sales of services in our Commercial segment were $33.0 million in the three months ended March 31, 2018 compared to $27.2 million in the three months ended March 31, 2017, an increase of $5.8 million or 21%, and represented 8% and 7% of Commercial net sales in the three months ended March 31, 2018 and 2017, respectively. Net sales growth in our Commercial segment was impacted by a $6.1 million increase in sales reported on a net basis.

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Public Sector net sales were $56.1 million in the three months ended March 31, 2018 compared to $66.6 million in the three months ended March 31, 2017, a decrease of $10.5 million or 16%, primarily due to a $9.8 million increase in sales reported on a net basis. Our federal sales decreased by 20%, while our state and local government and educational institution (“SLED”) sales decreased by 15%. Sales of services in our Public Sector segment were $3.1 million in the three months ended March 31, 2018 compared to $2.2 million in the three months ended March 31, 2017, an increase of $0.9 million or 45%, and represented 6% and 3% of Public Sector net sales in the three months ended March 31, 2018 and 2017, respectively. Our federal business net sales were negatively impacted in the quarter by the loss of a Federal contract, which we were unwilling to rebid at a loss as we stated last quarter. Our SLED business was negatively impacted by a $9.3 million increase in sales reported on a net basis, partially offset by a $1.4 million increase in sales of services.

Canada net sales were $54.1 million in the three months ended March 31, 2018 compared to $48.7 million in the three months ended March 31, 2017, an increase of $5.4 million, or 11%, despite a $1.4 million increase in sales reported on a net basis. Sales of services in our Canadian segment were $7.5 million in each of the three months ended March 31, 2018 and 2017, and represented 14% and 15% of Canada net sales in the three months ended March 31, 2018 and 2017, respectively.

Our United Kingdom segment, which officially launched in the second quarter of 2017, generated net sales of $18.1 million in the three months ended March 31, 2018.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $83.6 million in the three months ended March 31, 2018 compared to $78.5 million in the three months ended March 31, 2017, an increase of $5.1 million, or 6%. Consolidated gross profit margin increased to 15.4% in the three months ended March 31, 2018 from 15.0% in the same period last year. The increase in consolidated gross profit was primarily due to the increase in net sales, partially offset by a $2.5 million decrease in vendor consideration. The increase in consolidated gross profit margin was primarily due to an $18.0 million increase in sales reported on a net basis and an increase in selling margins driven by a higher mix of services and solutions, partially offset by a reduction in vendor consideration received as a percentage of net sales.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $77.4 million in the three months ended March 31, 2018 compared to $73.8 million in the three months ended March 31, 2017, an increase of $3.6 million or 5%. Consolidated SG&A expenses as a percentage of net sales increased slightly to 14.3% in the three months ended March 31, 2018 from 14.1% in the same period last year. The increase in consolidated SG&A expenses was primarily related to a $4.6 million increase in personnel costs, of which $3.1 million related to our new United Kingdom segment, which was launched in the second quarter of 2017. The increase in consolidated SG&A expenses was also impacted by a $0.6 million increase in lease expenses partially offset by a $1.6 million decrease in outside service costs primarily related to the termination of the Pakistani BPO service contract and a $0.6 million decrease in travel and entertainment expenses.

Operating Profit

Consolidated operating profit increased 32% to $6.2 million compared to $4.7 million in the prior year, for the reasons discussed above.

Income Taxes

Income tax expense was $1.1 million in the three months ended March 31, 2018 compared to income tax benefit of $1.0 million in the three months ended March 31, 2017. Our effective tax rate was 28.9% compared to (36.1)% in the prior year. Income taxes in the three months ended March 31, 2018 reflected the new lower Federal income tax rate and other factors within tax reform, compared to income taxes in the three months ended March 31, 2017 benefiting from a credit to income tax expense of $2.3 million related to the excess tax benefits associated with the exercise of stock options.

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Net Income

Net income for the three months ended March 31, 2018 was $2.8 million compared to $4.2 million for the three months ended March 31, 2017. Diluted earnings per share was $0.23 compared to $0.31 in the prior year.

Adjusted EPS

Non-GAAP EPS (adjusted EPS) was $0.34 for the three months ended March 31, 2018 compared to $0.27 in the three months ended March 31, 2017.

Consolidated Balance Sheet and Cash Flow

We had cash and cash equivalents of $12.2 million at March 31, 2018 compared to $9.1 million at December 31, 2017. We had $39.5 million of net cash provided by operating activities during the three months ended March 31, 2018 compared to $13.5 million of net cash used in operating activities in the three months ended March 31, 2017.

Accounts receivable at March 31, 2018 was $440.7 million, an increase of $1.0 million from December 31, 2017. Inventory at March 31, 2018 was $75.5 million, a decrease of $28.0 million from December 31, 2017, primarily related to certain purchases made in the fourth quarter of 2017 which have largely been sold in the first quarter of 2018.

Accounts payable at March 31, 2018 was $288.2 million, a decrease of $1.0 million from December 31, 2017.

Cash used in investing activities during the three months ended March 31, 2018 totaled $1.5 million compared to $6.0 million during the three months ended March 31, 2017. Investing activities for the three months ended March 31, 2018 were primarily related to expenditures relating to investments in our IT infrastructure. Investing activities for the three months ended March 31, 2017 were primarily related to a purchase of real property in Woodridge, Illinois for $3.1 million, expenditures relating to investments in our IT infrastructure, and leasehold improvements.

Within cash flows from financing activities, we paid earnout payments of $1.7 million in the three months ended March 31, 2018, compared to $2.8 million in the three months ended March 31, 2017. The earnout payment in 2018 relates to December 2017, and any remaining required earnout payments are scheduled to be paid in the second quarter of 2018.

Our outstanding borrowings under our line of credit was $184.7 million at March 31, 2018, a $29.1 million decline compared to $213.8 million at December 31, 2017.

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Sales Mix

The  following table sets forth our gross billed sales (net of returns) by major categories as a percentage of total gross billed sales (net of returns) for the periods presented, determined based upon our internal product code classification:

	Three Months Ended March 31,		Y/Y Sales
	2018	2017	Growth
Software (1)	25%	24%	14%
Notebooks and tablets	17	21	(12)
Networking	9	8	23
Desktops	9	8	13
Delivered services	8	7	22
Display	5	5	11
Manufacturer service and warranties (1)	5	6	(14)
Servers	3	2	15
Accessories	3	3	4
Storage	3	4	(5)
Printers	2	3	(8)
Other (2)	11	9	12
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Adjustments Relating to the New Revenue Recognition Standard

The adoption of ASU 2014-09 impacts our financial results as follows for the periods presented below (some items may not foot across due to rounding, in thousands, except per share amounts):

	Three Months Ended March 31, 2017			Three Months Ended June 30, 2017			Three Months Ended September 30, 2017			Three Months Ended December 31, 2017
	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted
Net sales	$524,399	$(1,639)	$522,760	$560,110	$(4,028)	$556,082	$545,479	$(2,204)	$543,275	$563,448	$(18,678)	$544,770
Gross profit	78,205	293	78,498	85,371	(226)	85,145	81,294	163	81,457	80,852	(1,224)	79,628
Gross profit margin	14.9%	10 bps	15.0%	15.2%	7 bps	15.3%	14.9%	9 bps	15.0%	14.3%	27 bps	14.6%

Operating profit (loss)	4,473	238	4,711	5,624	(220)	5,404	1,385	121	1,506	(41)	(952)	(993)

Income tax expense (benefit)	(1,069)	93	(976)	1,273	(86)	1,187	427	47	474	353	(371)	(18)

Net income (loss)	4,027	145	4,172	2,500	(134)	2,366	(841)	74	(767)	(2,595)	(581)	(3,176)

Earnings (Loss) Per Share:
Basic	0.33	0.01	0.34	0.20	(0.01)	0.19	(0.07)	0.01	(0.06)	(0.22)	(0.05)	(0.27)
Diluted	0.30	0.01	0.31	0.19	(0.01)	0.18	(0.07)	0.01	(0.06)	(0.22)	(0.05)	(0.27)

	At March 31, 2017			At June 30, 2017			At September 30, 2017
	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted
Accounts receivable	$354,301	$12,618	$366,919	$442,460	$12,269	$454,729	$412,733	$14,497	$427,230
Inventory	66,417	(11,331)	55,086	77,439	(11,208)	66,231	74,871	(13,273)	61,598
Total current assets	446,602	1,287	447,889	541,735	1,061	542,796	506,011	1,224	507,235
Total assets	611,045	1,287	612,332	710,041	1,061	711,102	678,537	1,224	679,761

Accounts payable	241,470	236	241,706	355,834	229	356,063	271,841	271	272,112
Total current liabilities	447,006	236	447,242	536,910	229	537,139	506,050	271	506,321

Deferred income tax liability	1,556	410	1,966	3,758	324	4,082	3,819	371	4,190
Total liabilities	473,698	646	474,344	569,386	554	569,940	548,548	643	549,191

Retained Earnings	32,184	641	32,825	34,778	507	35,285	33,843	581	34,424
Total stockholders’ equity	137,347	641	137,988	140,655	507	141,162	129,989	581	130,570
Total liabilities and stockholders’ equity	611,045	1,287	612,332	710,041	1,061	711,102	678,537	1,224	679,761

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	Year Ended December 31, 2017			Year Ended December 31, 2016
	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted
Net sales	$2,193,436	$(26,549)	$2,166,887	$2,250,587	$(11,030)	$2,239,557
Gross profit	325,722	(994)	324,728	318,801	126	318,927
Gross profit margin	14.8%	14 bps	15.0%	14.2%	8 bps	14.2%

Operating profit	11,441	(813)	10,628	34,791	110	34,901

Income tax expense	984	(317)	667	11,115	43	11,158

Net income	3,091	(496)	2,595	17,593	67	17,660

Earnings Per Share:
Basic	0.25	(0.04)	0.21	1.49	0.01	1.49
Diluted	0.24	(0.04)	0.20	1.40	0.01	1.41

	At December 31, 2017			At December 31, 2016
	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted	As Reported	New Revenue Recognition Standard Adjustment	As Adjusted
Accounts receivable	$439,658	$-	$439,658	$358,949	$9,647	$368,596
Inventory	103,471	-	103,471	80,872	(8,653)	72,219
Total current assets	561,575	-	561,575	469,055	994	470,049
Total assets	740,252	-	740,252	629,810	994	630,804

Accounts payable	289,201	-	289,201	276,524	180	276,704
Total current liabilities	569,294	-	569,294	474,052	180	474,232

Deferred income tax liability	3,102	-	3,102	1,498	317	1,815
Total liabilities	612,626	-	612,626	501,339	498	501,837

Retained Earnings	31,248	-	31,248	28,251	496	28,747
Total stockholders’ equity	127,626	-	127,626	128,471	496	128,967
Total liabilities and stockholders’ equity	740,252	-	740,252	629,810	994	630,804

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on April 25, 2018 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its first quarter results. To listen to PCM management’s discussion of its first quarter results live, access http://investor.pcm.com/events-presentations.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on April 25, 2018 until May 2, 2018 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 8757936.

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About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading multi-vendor provider of technology solutions, including hardware, software and services to small, medium and enterprise businesses, state, local and federal governments and educational institutions across the United States, Canada and the UK. We generated net sales of $2.2 billion in the twelve months ended March 31, 2018. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our strategic positioning; our positioning for future growth; expectation of financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations for gross margins; expectations of reaping the benefits of our 2017 investments in security, cloud, hybrid data center and managed services; expectations for profitability for the full year of 2018; expectations for the full year 2018 growth; expectations for revenue growth in the third and fourth quarter to exceed that of the second quarter; expectations of earnings per share. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services, our call centers and our international expansion; risks associated with our ability to integrate our acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; risks associated with cyber and data security including compliance with related regulatory requirements such as the European Union General Data Protection Regulation, which will apply to our operations beginning in May of 2018; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; the effect of any failure by us to continue to successfully transition outsourced BPO services historically provided to our En Pointe business under a service agreement we acquired in connection with our En Pointe acquisition; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the misappropriation or unauthorized use of our proprietary or confidential information by competitors or others; our loss of personnel to competitors; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in some of these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; litigation by or against us, including without limitation the litigation and other actions related to our En Pointe acquisition; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the year ended December 31, 2017, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

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PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Net sales	$542,832	$522,760
Cost of goods sold	459,236	444,262
Gross profit	83,596	78,498
Selling, general and administrative expenses	77,354	73,787
Operating profit	6,242	4,711
Interest expense, net	2,462	1,653
Equity income from unconsolidated affiliate	175	138
Income before income taxes	3,955	3,196
Income tax expense (benefit)	1,144	(976)
Net income	$2,811	$4,172

Basic and Diluted Earnings Per Common Share
Basic	$0.24	$0.34
Diluted	0.23	0.31

Weighted average number of common shares outstanding:
Basic	11,846	12,356
Diluted	12,153	13,452

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PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
EBITDA(a):
Consolidated operating profit	$6,242	$4,711
Add: Consolidated depreciation expense	2,713	2,440
Consolidated amortization expense	892	1,082
Equity income from unconsolidated affiliate(b)	175	138
EBITDA	$10,022	$8,371

EBITDA Adjustments:
Stock-based compensation	$672	$515
M&A and related litigation costs and fees (c)	240	170
Severance & restructuring related costs (d)	312	615
Foreign exchange (gain) loss	(230)	25
Total EBITDA adjustments	$994	$1,325

Adjusted EBITDA:
EBITDA	$10,022	$8,371
Add: EBITDA Adjustments	994	1,325
Adjusted EBITDA	$11,016	$9,696

Net income:
Income before income taxes	$3,955	$3,196
Less: Income tax expense (benefit)	1,144	(976)
Net income	$2,811	$4,172

Income before income taxes	$3,955	$3,196
Add: EBITDA Adjustments	994	1,325
Amortization of purchased intangibles (e)	888	1,078
Adjusted income before income taxes	5,837	5,599
Less: Adjusted income tax expense (f)	1,687	1,993
Non-GAAP net income	$4,150	$3,606

Diluted earnings per share:
GAAP diluted EPS	$0.23	$0.31
Non-GAAP diluted EPS	0.34	0.27

Diluted weighted average number of common shares outstanding	12,153	13,452

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Includes costs and fees, including litigation, related to our acquisitions.
(d)	Includes employee severance related costs related to our cost reduction initiatives, lease vacancy costs and other restructuring related costs.
(e)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(f)	The 2018 tax expense is based on our first quarter effective tax rate of 28.9%, which approximates our estimated effective tax rate for the full year of 2018. The 2017 tax expense assumes an estimated annual effective tax rate of 35.6%. Our actual effective tax rate for the three months ended March 31, 2017 was (36.1)% due to the effect of discrete tax benefits in the quarter.

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PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$12,225	$9,113
Accounts receivable, net of allowances of $1,449 and $2,181	440,683	439,658
Inventories	75,469	103,471
Prepaid expenses and other current assets	8,488	9,333
Total current assets	536,865	561,575
Property and equipment, net	70,733	71,551
Goodwill	87,823	87,768
Intangible assets, net	10,158	11,090
Deferred income taxes	1,702	1,759
Investment and other assets	4,960	6,509
Total assets	$712,241	$740,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$288,164	$289,201
Accrued expenses and other current liabilities	55,465	55,040
Deferred revenue	6,625	7,913
Line of credit	184,693	213,778
Notes payable — current	3,462	3,362
Note payable related to asset held for sale	—	—
Total current liabilities	538,409	569,294
Notes payable	31,984	32,892
Other long-term liabilities	7,495	7,338
Deferred income taxes	3,279	3,102
Total liabilities	581,167	612,626
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,220,896 and 17,170,273 shares issued; 11,830,244 and 11,779,621 shares outstanding	17	17
Additional paid-in capital	135,539	134,646
Treasury stock, at cost: 5,390,652 shares	(38,536)	(38,536)
Accumulated other comprehensive income	(5)	251
Retained earnings	34,059	31,248
Total stockholders’ equity	131,074	127,626
Total liabilities and stockholders’ equity	$712,241	$740,252

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PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months ended March 31,
	2018	2017
Cash Flows From Operating Activities
Net income	$2,811	$4,172
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,605	3,522
Equity income from unconsolidated affiliate	(175)	(138)
Distribution from equity method investee	78	—
Provision for deferred income taxes	226	(294)
Non-cash stock-based compensation	672	515
Change in operating assets and liabilities:
Accounts receivable	(1,025)	1,677
Inventories	28,002	17,133
Prepaid expenses and other current assets	845	3,967
Other assets	1,718	(367)
Accounts payable	1,881	(38,648)
Accrued expenses and other current liabilities	2,121	783
Deferred revenue	(1,288)	(5,846)
Total adjustments	36,660	(17,696)
Net cash provided by (used in) operating activities	39,471	(13,524)
Cash Flows From Investing Activities
Purchases of property and equipment	(1,479)	(6,033)
Net cash used in investing activities	(1,479)	(6,033)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	(29,085)	13,238
Borrowing under note payable	—	3,139
Payments under notes payable	(819)	(1,261)
Change in book overdraft	(2,974)	3,648
Payments of earn-out liability	(1,736)	(2,813)
Payments of obligations under capital lease	(221)	(521)
Proceeds from capital lease obligations	—	587
Proceeds from stock issued under stock option plans	251	4,428
Payment for deferred financing costs	(27)	(597)
Payment of taxes related to net-settled stock awards	(28)	(81)
Net cash provided by (used in) financing activities	(34,639)	19,767
Effect of foreign currency on cash flow	(241)	389
Net change in cash and cash equivalents	3,112	599
Cash and cash equivalents at beginning of the period	9,113	7,172
Cash and cash equivalents at end of the period	$12,225	$7,771
Supplemental Cash Flow Information
Interest paid	$2,285	$1,341
Income taxes paid, net	1,134	2,346
Supplemental Non-Cash Investing and Financing Activities
Financed and accrued purchases of property and equipment	421	44

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